UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Teleflex Incorporated

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Commencing on April 13, 2011, Teleflex Incorporated sent the following communication to certain of its stockholders.

155 South Limerick Road, Limerick, Pennsylvania 19468

Dear Stockholder:

At the 2011 annual meeting of stockholders of Teleflex Incorporated, Teleflex’s stockholders will cast an advisory vote with respect to the compensation of our named executive officers (also known as “Say on Pay”). One of the proxy advisory firms, ISS Proxy Advisory Services (“ISS”), has recommended that its clients vote against our Say on Pay proposal. For the reasons discussed below, we believe ISS’s analysis is flawed and urge you to vote FOR the Say on Pay proposal.

In its report, ISS expresses concern over compensation paid to Jeffrey P. Black, our former Chairman, President and CEO, who resigned by mutual agreement with our Board of Directors in January 2011. Specifically, ISS states that: “Given that the CEO did not meet his performance goals under the annual incentive plan and received a severance benefit . . . an increase in non-performance equity awards is not warranted . . .”. We believe this recommendation is flawed for the following reasons:

•	It is illogical to criticize Mr. Black’s equity awards in light of his severance benefit because he had to forfeit the equity awards to receive his severance benefit. ISS’s determination to base criticism of the equity awards on the payment of the severance benefit is puzzling since Mr. Black could not have received the severance benefit unless he forfeited the equity awards. Moreover, in accordance with our long-standing practice, the equity awards to which ISS refers were granted to Mr. Black in early 2010, well before his performance for 2010 could have been evaluated.

•	The value of equity awards forfeited by Mr. Black was equal to a substantial portion, if not all, of the value of his severance benefit. As a result of his separation from the Company, Mr. Black forfeited all of his unvested equity awards, which included all of the equity awards granted to him in 2010, as well as a majority of the equity awards granted to him in 2009 and a portion of his 2008 awards. The forfeited options had an aggregate grant date fair value of $3,753,600 and an intrinsic value (based on the $56.32 closing price of Teleflex common stock on January 28, 2011, the last trading day before Mr. Black’s resignation) of $1,561,468. The restricted stock had a grant date fair value of $2,738,951, and, based on the January 28 closing price of our common stock, a value of $3,055,867. In other words, the value of the equity awards forfeited by Mr. Black in connection with his severance from the Company offset most, if not all, of the value he received under his severance benefit.

•	There was no change in CEO base salary from 2009 to 2010. In fact, Mr. Black’s base salary had not increased since 2008.

•	Mr. Black’s failure to meet his individual goals resulted in his receipt of no award with regard to individual performance goals under our annual incentive program, and payments based on Teleflex performance were substantially reduced. As noted above, ISS criticized the equity awards to Mr. Black (which he later forfeited) based in part on his failure to meet his individual performance goals. However, Mr. Black’s failure to meet these goals resulted in his receiving no award whatsoever with respect to the individual performance component of our annual incentive program. Moreover, Mr. Black’s total payout under our annual incentive program, equal to only 63 percent of the target award, was a smaller percentage than the percentage of target award earned by four of the five other named executive officers. In addition, Mr. Black’s total bonus compensation under the annual incentive program decreased by approximately 56 percent, from $1,278,000 in 2009 to $567,000 in 2010.

•	Mr. Black’s severance benefit reflected contractual terms initially instituted in 2006 and renewed (subject to elimination of the change in control tax gross-up) in 2009. Mr. Black’s severance benefit was not an ad hoc award to a departing executive. Instead, it reflected contractual terms between Mr. Black and Teleflex in connection with his employment agreement. These terms initially were agreed to in 2006. Moreover, when the employment agreement was renewed in 2009, we eliminated the tax gross-up previously applicable to payments upon a change of control.

•	Our compensatory arrangements with Benson F. Smith, our new Chief Executive Officer, reflect a continued focus on pay for performance and a reduction in total target compensation:

•	Mr. Smith’s base salary and target total compensation are both lower than the compensation of our former CEO. Specifically, Mr. Smith’s base salary of $800,000 reflects a $100,000 reduction from Mr. Black’s base salary, and Mr. Smith’s annual target total compensation of $4 million represents a reduction of approximately 11% compared to Mr. Black’s target total compensation of $4.5 million.

•	Components of Mr. Smith’s compensation have been adjusted to increase the proportion of compensation deemed “performance-based” by ISS. Specifically, his target award under the annual incentive program reflects an increase from 100 percent of base salary (as was the case for Mr. Black) to 150 percent of base salary. Conversely, Mr. Smith’s equity award opportunity reflects a decrease from 300 percent of base salary (as was the case for Mr. Black) to 250 percent of base salary. It is also important to keep in mind that despite ISS’s characterization of our equity awards as “non-performance,” the value of the equity awards will diminish if management is unable to increase shareholder value.

•	Mr. Smith’s severance arrangement provides for substantially less severance compensation than Mr. Black’s agreement.

It is a new day at Teleflex. Our transition to being exclusively a medical device company is virtually complete and, with the addition of Mr. Smith as our new Chief Executive Officer, we are well-positioned to address the challenges of competing in this industry and to generate stockholder value. In addition, following our leadership transition, we maintain a performance-based focus on our executive management. Under the circumstances, ISS’s recommendation, based on equity awards to a former executive who forfeited those awards upon his departure from our company, is particularly flawed.

In light of the foregoing, we ask that you support the recommendation of our Board of Directors and cast an advisory vote FOR the proposal to approve the compensation of our named executive officers. If you have already cast a vote against the proposal, we urge you to reconsider that determination in light of the discussion above, and submit a new vote in favor of the proposal.

Thank you for your consideration.

Sincerely,

TELEFLEX INCORPORATED